Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-166185 on Form S-8 and Registration Statement No. 333-179366 on Form S-3 of CB Richard Ellis Realty Trust of our report dated March 19, 2012, with respect to the consolidated balance sheets of Duke/Hulfish LLC and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, members’ equity, and cash flows for the years ended December 31, 2011, 2010 and 2009, and the related financial statement Schedule III, which report appears in the December 31, 2011 annual report on Form 10-K of CB Richard Ellis Realty Trust.

/s/ KPMG LLP

Indianapolis, Indiana

March 30, 2012